EXHIBIT 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13D filed on March 12, 2010 (including additional amendments thereto) with respect to the shares of Class A Common Stock, par value $0.01 per share, of Cowen Group, Inc. This Joint Filing Agreement shall be filed as an Exhibit to such Statement.

Dated March 12, 2010	BA ALPINE HOLDINGS, INC.

	By:	/s/ Gavin Burke

Name: Gavin Burke Title: Attorney-in-Fact

	By:	/s/ Aaron Witte

Name: Aaron Witte Title: Attorney-in-Fact

UNICREDIT BANK AUSTRIA AG

	By:	/s/ Gavin Burke

Name: Gavin Burke Title: Attorney-in-Fact

	By:	/s/ Aaron Witte

Name: Aaron Witte Title: Attorney-in-Fact

UNICREDIT S.P.A.

	By:	/s/ Sergio Pietro Ermotti

Name: Sergio Pietro Ermotti Title: Deputy CEO and Head of CIB & PB Strategic Business Area